EXHIBIT 5

MAYNARD, COOPER & GALE, P.C.

1901 SIXTH AVENUE NORTH

2400 AMSOUTH/HARBERT PLAZA

BIRMINGHAM, ALABAMA 35203

May 12, 2005

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

We are counsel to Alabama National BanCorporation, a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “Corporation”), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended (the “Act”) of 400,000 shares (the “Shares”) of Common Stock, par value $1.00 per share, of the Corporation, to be issued in accordance with the terms of the Third Amendment and Restatement of the Alabama National BanCorporation Performance Share Plan (the “Plan”). We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In our opinion, when the Registration Statement on Form S-8 relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and in any amendments thereto.

Very truly yours,

MAYNARD, COOPER & GALE, P.C.

By:	/s/ Christopher B. Harmon
Christopher B. Harmon